SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR CERTAIN FUNDS OF

VICTORY PORTFOLIOS

DATED AUGUST 1, 2013

BETWEEN

VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF NOVEMBER 1, 2023

	Maximum

Fund/Class	Operating	Date of	Effective Date
	Expense	Termination	of Waiver

	Limit*
Victory Strategic Allocation Fund – Class A	0.40%	October 31, 2024	November 1,
			2023
Victory Strategic Allocation Fund - Class C	1.15%	October 31, 2024	November 1,
			2023
Victory Strategic Allocation Fund – Class I	0.15%	October 31, 2024	November 1,
			2023
Victory Strategic Allocation Fund – Class R	0.65%	October 31, 2024	November 1,
			2023

(Maximum Operating Expense Limit excluding acquired fund fees and expenses and certain other items, such as interest, taxes and brokerage commissions)